UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2021

Aquestive Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38599	82-3827296
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive
Warren, NJ 07059
(908) 941-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQST	Nasdaq Global Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2021, Aquestive Therapeutics, Inc. (the “Company”) announced that it had appointed A. Ernest Toth, Jr. as the Company’s Senior Vice President and Chief Financial Officer effective June 15, 2021.

Mr. Toth (age 62) joined the Company as Interim Chief Financial Officer in December, 2020 through the services of Danforth Advisors, a consulting firm providing finance support and strategic advisory services to life science companies and the healthcare technology industry.  Prior to joining Aquestive, Mr. Toth was Chief Financial Officer of EHE Health from September 2018 to February 2020. Prior to joining EHE Health, he served as Global Chief Financial Officer of ArisGlobal from January 2016 to December 2016, and Global Chief Financial Officer of Synowledge from January 2015 to December 2015. Prior to Synowledge, Mr. Toth held various senior financial positions at JHP Pharmaceuticals, Valeritas, Pharmaceutical Formulations, World Power Technologies and MacAndrews & Forbes. Mr. Toth received his B.S. in Accounting from Shippensburg University of Pennsylvania, his M.B.A. in Corporate Finance from Pace University and is a Certified Public Accountant in the State of New York.

There are no family relationships between Mr. Toth and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Toth that would require disclosure under Item 404(a) of Regulation S-K and there is no arrangement or understanding with any person pursuant to which Mr. Toth was appointed as an executive officer.

The term of Mr. Toth’s Employment Agreement commenced as of June 15, 2021 and will continue until terminated in accordance with its terms (the “Employment Agreement”).  Under the Employment Agreement, Mr. Toth will receive an annual base salary of $396,000, which is subject to annual review for possible increase.

On June 15, 2021, Mr. Toth was awarded an option (the “Option”) to purchase 120,000 shares of the Company’s common stock, par value $0.001 per share. The Option will vest twenty-five percent (25%) on the first and second anniversaries of the grant with the remaining fifty percent (50%) vesting on the third anniversary of the grant.  Mr. Toth is eligible to receive an annual cash incentive bonus under the Company’s annual goal-setting and review process for executive officers.  The target annual incentive compensation opportunity for Mr. Toth is currently 50% of his annual base salary.  Mr. Toth is eligible to participate in the Company’s long-term incentive awards under the Company’s 2018 Equity Incentive Plan as determined by the Board of Directors. Mr. Toth is eligible to participate in the Company’s employee benefit plans, including medical, dental and vision insurance plans. Mr. Toth is also eligible to participate in the Company’s enhanced life insurance and disability benefits as provided to other executive officers of the Company.

In the event that Mr. Toth’s employment is terminated by the Company without Cause, or he terminates his employment for Good Reason (other than in connection with a Change in Control), in addition to certain accrued payments, Mr. Toth will be entitled to receive, subject to the delivery of a fully effective release of claims and continued compliance with restrictive covenant obligations:

i.	a pro-rata portion of his target annual bonus for the year in which employment terminates;
ii.	monthly payments during the twelve-month period after termination (the “Severance Period”), with each monthly payment equal to 1/12th of the sum of his annual base salary and target annual bonus;
iii.	continuing coverage during the Severance Period under the Company’s group health and life insurance plans; and
iv.
immediate vesting of all outstanding unvested equity awards which are due to vest within the Severance Period, with performance conditions deemed achieved at target for unvested performance-based equity awards at termination, and such equity awards will remain exercisable for one year following termination, subject to any earlier expiration date.

If Mr. Toth’s employment is terminated by the Company without Cause or he terminates his employment for Good Reason, in each case during the Change in Control Period, he would be entitled to essentially the same severance benefits with the severance payment being paid as a lump sum.

The foregoing is a summary of the material terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2021	Aquestive Therapeutics, Inc.

	By:	/s/ Lori J. Braender
		Name:	Lori J. Braender
		Title:	Senior Vice President, General Counsel